FOR IMMEDIATE RELEASE

   iBEAM BROADCASTING ANNOUNCES SIGNING OF ASSET SALE AGREEMENT WITH WILLIAMS
       COMMUNICATIONS AND CHAPTER 11 PETITION FOR FINANCIAL RESTRUCTURING

    Williams Communications' Transaction Includes Financing Support Assuring Uninterrupted Operations and Customer Service; iBEAM Files for Reorganization
                    Through Voluntary Restructuring Petition

SUNNYVALE, Calif. October 11, 2001 - iBEAM Broadcasting(R) Corp. (NASDAQ:
IBEMD), a leading provider of streaming communications solutions, today announced it has signed an agreement with Williams Communications (NYSE: WCG), a leading broadband provider to bandwidth-centric customers, pursuant to which Williams Communications will acquire substantially all of iBEAM's assets for $25 million in cash and assume certain of iBEAM's liabilities. The transaction includes a loan from Williams Communications to iBEAM, which is to be repaid upon the consummation of the asset sale, that funds iBEAM's operations through the sales transition period. Concurrently, iBEAM announced today that it has voluntarily filed a petition with the U.S. Bankruptcy Court in Delaware for relief under Chapter 11 of the U.S. Bankruptcy Code. Williams Communications' purchase of iBEAM's assets and its loan of operating funds to iBEAM are both subject to approval of the bankruptcy court.

While the two companies work to complete the asset purchase agreement, iBEAM intends to continue to provide its customers with the highest quality of uninterrupted service and support and assure fulfillment of its obligations to them as well as to iBEAM employees.

"The combination of iBEAM's unequalled expertise in streaming communications and Williams Communications' award-winning network and broadband media infrastructure creates the market's most powerful solution for our complementary customer bases," said Peter Desnoes, chairman, president, chief executive officer of iBEAM. "We remain committed to our founding vision that the Internet will develop into a prime medium for audio and video communications. Already, a large number of corporations use streaming on the Internet as a means to effectively and efficiently communicate with distributors, suppliers and employees. Further, the imminent evolution of both streaming and download services promises to make the Internet the most important and exciting entertainment medium since television."

iBEAM Broadcasting, as a market leader in providing media and enterprise companies with streaming communications services, enjoyed a first mover advantage in its category.

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2-2-2-2 iBEAM and Williams Communications Group


The company has built one of the world's highest quality streaming communications networks and today offers the broadest set of streaming application services available in the market. iBEAM has delivered over 2 billion audio and video streams since starting its operations in late 1999, and has dedicated streaming media and application data centers already integrated into Williams Communications' extensive next generation fiber-optic network, the largest in North America. Furthermore, in addition to those elements, iBEAM has webcasting production centers located in New York City, Oklahoma City, and London, which allow the company to provide advanced streaming communications services to global companies.

Upon completion of the proposed purchase, Williams Communications plans to integrate iBEAM's streaming and webcasting business into its Vyvx Broadband Media unit, which currently provides integrated transmission and broadband media services, including fiber-optic and satellite transmission, digital media management, content gathering and distribution, as well as managed web hosting and streaming.

"iBEAM has a solid base of blue-chip customers, extensive expertise as a pioneer in the streaming and webcasting business, and an outstanding employee base," said Howard Janzen, chairman and chief executive officer of Williams Communications. "The promise of the Internet as a significant medium for communications is real, and Williams Communications' vision is to be one of the preeminent providers of services for this market. The addition of iBEAM's streaming services, as well as the expertise of its employees, is a winning combination that will allow us achieve that reality."

According to Jupiter Media Metrix, streaming media is one of the fastest growing areas in the online marketplace today, and the global market for streaming media content delivery is expected to grow from $78 million in 2000 to $2.5 billion by 2004.

In order for the agreement with Williams Communications to go forward, iBEAM also filed a motion seeking the bankruptcy court's approval of the asset purchase agreement with Williams Communications pursuant to section 363 of the Bankruptcy Code.

Williams Communications and iBEAM previously announced a strategic partnership on June 25, 2001, in which Williams Communications invested $20 million in cash and $10 million in future in-kind services in iBEAM in exchange for convertible preferred stock representing approximately a 49 percent ownership of the company.

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3-3-3-3 iBEAM and Williams Communications Group


About iBEAM Broadcasting Corp.

iBEAM Broadcasting(R) Corp. (NASDAQ: IBEM), founded in 1998, is a leading provider of streaming communications solutions. The iBEAM end-to-end solutions for enterprise and media customers include interactive webcasting, streaming advertising insertion, syndication and pay-per-view management, and secure, licensed download and geographical identification applications. iBEAM currently delivers more than 100 million audio and video streams per month across its intelligent distribution network. Many innovative companies use iBEAM's global services including media leaders, CNBC, MTVi, and LAUNCH.com, and enterprise customers, IBM/Lotus, Bristol-Myers Squibb, and Merrill Lynch. iBEAM is headquartered in Sunnyvale, Calif. Telephone (408) 523-1600. For more information visit www.ibeam.com.

iBEAM's Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release are forward-looking statements. Actual results may differ materially from those anticipated in any forward-looking statement as a result of certain risks and uncertainties, including, without limitation, the legal requirements, approvals, and conditions applicable to iBEAM's status as a company operating in bankruptcy, the contingent nature of the agreement of Williams Communications to purchase iBEAM's assets and to loan iBEAM funds to operate within bankruptcy, the effects that bankruptcy may have on iBEAM's revenue, expenses, employee retention, liquidity, and stock price; iBEAM's ability to remain listed on the Nasdaq National Market, the early stage of iBEAM's operating history and the industry for Internet broadcast services, the impact of competition; and the desirability of iBEAM's new and existing products and services in the market. For other risks and uncertainties applicable to iBEAM's business, investors are encouraged to refer to iBEAM's most recent Form 10-Q or 10-K filed with the Securities and Exchange Commission.

Contact:

Public Relations
Anna Caldwell
iBEAM Broadcasting Corporation
(408) 523-1634

acaldwell@ibeam.com

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